Item 77M - Scudder US Government Securities
Fund (the "Registrant")

Registrant incorporates by reference its Registration
Statement on Form N-14, filed on April 19, 2005,
(Accession No. 0000950137-05-004610).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder
Intermediate Government & Agency Trust was held on June 24, 2005. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of
Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder
Intermediate Government & Agency Trust to
Scudder US Government Securities Fund, in exchange for shares of Scudder US Government
Securities Fund and the assumption by Scudder US
Government Securities Fund of all of the liabilities of Scudder Intermediate Government & Agency
Trust, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder Intermediate Government
& Agency Trust in complete liquidation of Scudder
Intermediate Government & Agency Trust.

Affirmative 	Against 	Abstain
20,622,420	537,892		292,274

G:sec_reg\nsar\2005\103105\usg77m.doc